Exhibit 1

AGRIUM INC.
MATERIAL CHANGE REPORT

SECURITIES ACT (BRITISH COLUMBIA) SECTION 85(1) FORM 27
SECURITIES ACT (ALBERTA) SECTION 146(1) FORM 27
THE SECURITIES ACT (SASKATCHEWAN) SECTION 84(1) FORM 25
THE SECURITIES ACT (MANITOBA)
SECURITIES ACT (ONTARIO) SECTION 75(2) FORM 27
SECURITIES ACT (QUEBEC) SECTION 73
THE SECURITIES ACT (NEWFOUNDLAND) SECTION 76(2) FORM 26
SECURITIES ACT (NOVA SCOTIA) SECTION 81(2) FORM 27
SECURITY FRAUDS PREVENTION ACT (NEW BRUNSWICK)
SECURITIES ACT (PRINCE EDWARD ISLAND)

Item 1	Reporting Issuer:

Agrium Inc. (“Agrium”) 13131 Lake Fraser Drive S.E. Calgary, Alberta T2J 7E8

Item 2	Date of Material Change:

December 2, 2003

Item 3	News Release:

A news release was issued on December 2, 2003 through CCNMatthews.

Item 4	Summary of Material Change:

On December 2, 2003, Agrium announced an adjustment to the carrying cost of its Kenai, Alaska nitrogen facility resulting in a non-cash, after tax charge of approximately US$135 – US$150 million to Agrium’s fourth quarter financial results.

Item 5	Full Description of Material Change:

See attached Press Release dated December 2, 2003.

Item 6	Reliance on Subsection 118(2) of the Securities Act (Alberta) or Equivalent Sections:

Not Applicable

Item 7	Omitted Information:

No information has been omitted.

Item 8	Senior Officer:

Bruce G. Waterman, Senior Vice President, Finance & Chief Financial Officer, is knowledgeable about the material change and this report and may be contacted at (403) 225-7000.

Item 9	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to in this report.

DATED at the City of Calgary, in the Province of Alberta this 3rd day of December 2003.

/s/ GARY J. DANIEL

Gary J. Daniel
Legal Counsel & Assistant Corporate Secretary